Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Plan Administrator
Colonial Properties Trust 401(k) Profit Sharing Plan:
We consent to the incorporation by reference in Registration Statement No. 333-14155 on Form S-8 of Colonial Properties Trust of our report dated June 26, 2008, with respect to the statements of net assets available for benefits of Colonial Properties Trust 401(k) Profit Sharing Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedules, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) and Schedule H, Line 4a — Schedule of Delinquent Participant Contributions, as of December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 11-K of Colonial Properties Trust 401(k) Profit Sharing Plan.
/s/ Donaldson, Holman & West, P.C.
Birmingham, Alabama
June 26, 2008

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